LOCAP LLC
Financial Statements
Years Ended December 31, 2016, 2015 and 2014

LOCAP LLC
Index of Financial Statements
Years Ended December 31, 2016, 2015 and 2014

Page(s)

Report of Independent Auditors for the year ended December 31, 2016 ............................................. 1

Report of Independent Auditors for the years ended December 31, 2015 and 2014 ........................... 2

Financial Statements

Notes to Financial Statements ............................................................................................................... 6–11

Report of Independent Auditors

To the Management of LOCAP LLC

We have audited the accompanying financial statements of LOCAP LLC, which comprise the balance sheet as of December 31, 2016, and the related statements of income, members’ equity and cash flows for the year then ended.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LOCAP LLC as of December 31, 2016, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Other Matter

The financial statements of the Company as of December 31, 2015 and for the years ended December 31, 2015 and 2014 were audited by other auditors whose report, dated February 17, 2016, expressed an unmodified opinion on those statements.

/s/ PricewaterhouseCoopers LLP

New Orleans, Louisiana
February 10, 2017

Independent Auditors’ Report

The Owners of LOCAP LLC:

We have audited the accompanying financial statements of LOCAP LLC, which comprise the balance sheet as of December 31, 2015, and the related statements of income and members’ equity, and cash flows for the two-year period ended December 31, 2015, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of LOCAP LLC as of December 31, 2015, and the results of its operations and its cash flows for the two-year period ended December 31, 2015 in accordance with U.S. generally accepted accounting principles.

/s/KPMG LLP

New Orleans, Louisiana
February 17, 2016

LOCAP LLC
Balance Sheets
Years Ended December 31, 2016, 2015 and 2014

	2016	2015
Assets
Current assets
Cash and cash equivalents	$1,002,365	$638,294
Receivables from affiliates	3,247,030	3,336,662
Receivables from nonaffiliates	2,948,358	3,591,567
Materials and supplies	1,170,198	1,118,587
Prepayments	182,448	89,062
Deferred income taxes	—	41,147
Total current assets	8,550,399	8,815,319

Property, plant, and equipment net of accumulated depreciation	39,666,934	37,525,764
Construction in progress	5,706,964	3,590,522
Net property, plant, and equipment	45,373,898	41,116,286
Other assets	1,201,795	224,500
Deferred income taxes	67,473	—
Total assets	$55,193,565	$50,156,105

Liabilities and Members' Equity
Current liabilities
Accounts payable and accrued expenses	$3,877,326	$2,234,251
Commercial paper	34,986,350	34,497,183
Total current liabilities	38,863,676	36,731,434

Deferred income taxes	9,419,301	9,094,244
Deferred revenue	3,841,136	2,105,177
Total liabilities	52,124,113	47,930,855

Members' equity	3,069,452	2,225,250
Total liabilities and members' equity	$55,193,565	$50,156,105

The accompanying notes are an integral part of these financial statements.

LOCAP LLC
Statements of Income and Members' Equity
Years Ended December 31, 2016, 2015 and 2014

	2016	2015	2014
Operating revenue
Transportation	$51,360,264	$49,156,846	$41,981,718
Rental	51,635	56,907	71,343
Total operating revenue (Affiliate revenue was approximately $34,897,000, $34,272,000 and $30,541,000 in 2016, 2015 and 2014, respectively)	51,411,899	49,213,753	42,053,061
Operating expenses
Materials and supplies	418,608	279,091	201,352
Outside services	8,734,570	7,460,521	8,482,263
Fuel and power	1,729,429	1,493,434	1,551,996
Maintenance materials	902,136	995,541	812,996
Rentals	760,875	701,450	656,735
Depreciation	1,402,085	1,311,494	1,061,956
Insurance and uninsured losses	16,261	13,564	116,897
Taxes - other than income	3,126,500	2,952,262	2,797,793
Total operating expenses (Affiliate expenses were approximately $6,600,000, $5,200,000, and $4,537,000 in 2016, 2015 and 2014, respectively)	17,090,464	15,207,357	15,681,988
Income from operations	34,321,435	34,006,396	26,371,073
Interest
Income	191,325	385,737	125,867
Expense	(619,629)	(418,511)	(445,996)
Net interest expense	(428,304)	(32,774)	(320,129)
Income before income taxes	33,893,131	33,973,622	26,050,944
Provision for income taxes
Current	12,750,198	12,427,377	8,352,334
Deferred	298,731	646,807	1,673,214
Tax provision	13,048,929	13,074,184	10,025,548
Net income	$20,844,202	$20,899,438	$16,025,396
Members' equity
Beginning of year	2,225,250	2,325,812	1,800,416
Distributions	(20,000,000)	(21,000,000)	(15,500,000)
End of year	$3,069,452	$2,225,250	$2,325,812

The accompanying notes are an integral part of these financial statements.

LOCAP LLC
Statements of Cash Flows
Years Ended December 31, 2016, 2015 and 2014

	2016	2015	2014
Cash flows from operating activities
Net income	$20,844,202	$20,899,438	$16,025,396
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	1,402,085	1,311,494	1,061,956
Deferred income taxes	298,731	646,807	1,673,214
Changes in assets and liabilities
Receivables from affiliates	89,632	1,194,778	(1,912,599)
Receivables from nonaffiliates	643,209	(2,304,104)	(333,897)
Materials and supplies	(51,611)	(221,836)	(20,995)
Prepayments	(93,386)	13,045	58,868
Other assets	(977,295)	1,161,072	(1,339,168)
Accounts payable, accrued expense, other	1,085,358	(1,568,620)	1,357,117
Deferred revenue	1,735,959	(95,690)	(95,690)
Net cash provided by operating activities	24,976,884	21,036,384	16,474,202
Cash flows used in investing activity
Capital expenditures	(4,815,805)	(5,031,024)	(6,174,568)
Cash flows from financing activities
Net increase in commercial paper	202,992	5,400,834	4,098,641
Members' distributions	(20,000,000)	(21,000,000)	(15,500,000)
Net cash used in financing activities	(19,797,008)	(15,599,166)	(11,401,359)
Net increase (decrease) in cash and cash equivalents	364,071	406,194	(1,101,725)
Cash and cash equivalents
Beginning of year	638,294	232,100	1,333,825
End of year	$1,002,365	$638,294	$232,100

Noncash transactions
Capital expenditures included in accounts payable and accrued expenses, net	$843,892	$1,069,466	$1,538,829

The accompanying notes are an integral part of these financial statements.

LOCAP LLC
Notes to Financial Statements
Years Ended December 31, 2016, 2015 and 2014

1.    Organization and Ownership

LOCAP LLC (LOCAP), headquartered in Covington, Louisiana, owns and operates a federally regulated crude oil pipeline and tank facility in St. James, Louisiana that distributes oil received from LOOP LLC’s (LOOP) storage facilities and other connecting pipelines to nearby refineries and into the midcontinent of the United States of America (U.S.). LOCAP’s owners are Hardin Street Holdings LLC (58.52%) and Shell Pipeline Company LP (41.48%). Hardin Street Holdings LLC is an indirectly wholly owned subsidiary of Marathon Petroleum Corporation. Shell Pipeline Company LP is an indirectly wholly owned subsidiary of Shell Oil Company (Owner Companies).

LOOP acts as operator of LOCAP in accordance with the terms of the Operating Agreement dated
July 1, 1987, as amended (Operating Agreement).

2.    Summary of Significant Accounting Policies

Regulated Operations
LOCAP’s operations are subject to the jurisdiction of the Federal Energy Regulatory Commission (FERC) and follow the Financial Accounting Standards Board’s accounting standards for regulated operations.

Basis of Accounting

LOCAP maintains its accounts on the accrual method of accounting in accordance with accounting principles generally accepted in the U.S. LOCAP has no elements of comprehensive income other than net income.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition
LOCAP derives revenue from services provided for the transportation of crude oil. Revenue for these services is recognized as services are rendered, when there is evidence of an arrangement, the price is fixed or determinable, and collection of the resulting receivables is reasonably assured. Prices are established by tariffs filed and published with FERC.

Cash and Cash Equivalents
LOCAP considers all highly liquid debt instruments with maturities of three months or less at the date of purchase to be cash equivalents. LOCAP maintains its cash and cash equivalents at financial institutions. The balances may exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance coverage and, as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. Management believes this risk is not significant.

Receivables
LOCAP extends credit to customers and other parties in the normal course of business. LOCAP regularly reviews outstanding receivables and provides for estimated losses through an allowance for doubtful accounts, if needed. In evaluating the level of established reserves, LOCAP makes judgments regarding the customers’ ability to make required payments, economic events and other factors. As

LOCAP LLC
Notes to Financial Statements
Years Ended December 31, 2016, 2015 and 2014

the financial condition of these parties change, circumstances develop or additional information becomes available, adjustments to the allowance for doubtful accounts may be required through a charge to operations in the period in which that determination was made. There was no allowance as of December 31, 2016, 2015 or 2014.

Materials and Supplies
Materials and supplies, which consist of spare parts, diesel fuel and other supplies, are stated at cost (average cost method for spare parts and supplies and first-in, first-out method for diesel fuel). LOCAP assesses the realizability of its inventories based upon specific usage and future utility. An operating expense is recorded to reduce valuation when factors such as excess or obsolete inventory are identified.

Property, Plant, and Equipment
Property, plant and equipment include costs of assets constructed, purchased or leased under a capital lease, related delivery and installation costs and interest incurred on significant capital projects during their construction periods. Expenditures for renewals and betterments also are capitalized, but expenditures for normal repairs and maintenance are expensed as incurred. The cost and accumulated depreciation applicable to assets retired or sold are removed from the respective accounts, and gains or losses thereon are included in operations.

The assets are being depreciated under the straight-line method over their useful lives, which range from 10 to 60 years.

LOCAP evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the net carrying amount of the asset group may not be recoverable. Recoverability of assets is measured by a comparison of the net carrying amount of the asset group to future undiscounted net cash flows expected to be generated from the use and eventual disposition of that asset group. If the carrying amount of the asset group is not recoverable, the fair value of the asset group is measured and if the carrying amount exceeds the fair value, an impairment loss is recognized.

Interest is capitalized in connection with the construction of assets. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset’s estimated useful life.

Income Taxes

LOCAP is a limited liability company that has elected to be taxed as a corporation for income tax purposes. LOCAP uses the asset and liability method for determining its income taxes, under which current and deferred tax assets and liabilities are recorded in accordance with enacted tax laws and rates. Under this method, the amounts of deferred tax assets and liabilities at the end of each period are determined using the tax rate expected to be in effect when taxes are actually paid or recovered. Future tax benefits are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are classified as noncurrent on the balance sheet, along with any related valuation allowance.

Deferred income taxes are provided for the estimated income tax effect of temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Deferred tax assets are also provided if there are operating losses, capital losses or certain tax credit carryovers. A valuation allowance, reducing deferred tax assets, is established when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The realization of such deferred tax assets is dependent upon the generation of sufficient future taxable income of the appropriate character. LOCAP will establish a valuation allowance when it believes it is more likely than not a net deferred tax asset will not be realized.

LOCAP LLC
Notes to Financial Statements
Years Ended December 31, 2016, 2015 and 2014

LOCAP only recognizes a tax benefit after concluding that it is more likely than not that the benefit will be sustained upon audit by the respective taxing authority based solely on the technical merits of the associated tax position. Once the recognition threshold is met, LOCAP recognizes a tax benefit measured as the largest amount of the tax benefit that, in management’s judgment, is greater than 50% likely to be realized. Interest and penalties related to income tax liabilities are included in income tax expense or benefit.

Other Noncurrent Liabilities – Deferred Revenue
LOCAP was reimbursed approximately $2.8 million in 2008 and $1.8 million in 2016 by customers for the cost of two connections (Plains, Genesis) to LOCAP’s pipeline at St. James, Louisiana. This amount was recorded as deferred revenue and is being recognized as income over a 30-year period for each connection.

Fair Value
LOCAP has a number of financial instruments, none of which are held for trading purposes. The reported amounts of certain of LOCAP’s financial instruments, including cash and cash equivalents, accounts receivable and accounts payable, approximate fair value due to their short maturities.

Fair value focuses on an exit price, which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In addition, the use of market-based information is suggested over entity specific information and a three-level hierarchy for fair value measurements based on the nature of inputs used in the valuation of an asset or liability as of the measurement date is established.

Recent Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09 related to recognition of revenue based upon an entity’s contracts with customers to transfer goods or services. Under the new standard update, an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance will be effective beginning January 1, 2019. LOCAP is currently evaluating the impact of this accounting standard update on the financial statements.

In April 2015, the FASB issued ASU No. 2015-3, Simplifying the Presentation of Debt Issuance Costs. The ASU requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The pronouncement is effective for annual reporting periods beginning after December 15, 2015. This accounting guidance is effective for LOCAP beginning in 2016. The balance sheet as of December 31, 2015 is also presented in accordance with the guidance of this new standard.

In November 2015, FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes, which requires that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent on the balance sheet. The guidance does not change the existing requirement that only permits offsetting within a jurisdiction – that is, companies are still prohibited from offsetting deferred tax liabilities from one jurisdiction against deferred tax assets of another jurisdiction. The new guidance will be effective in 2018 for private companies, with early adoption permitted. LOCAP adopted the ASU in these financial statements.

LOCAP LLC
Notes to Financial Statements
Years Ended December 31, 2016, 2015 and 2014

In January 2016, the FASB issued ASU 2016-01, Financial Instruments–Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. Changes to the current GAAP model primarily affect the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, entities that are not public business entities will no longer be required to disclose the fair value of financial instruments carried at amortized cost. The new guidance will be effective for private companies beginning in 2019, except for a certain provision in the standard that is early adoptable. LOCAP early adopted the ASU provision permitting the omission of fair value disclosures for financial instruments at amortized cost in these financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases, which requires the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous GAAP. The new standard must be adopted using a modified retrospective transition, and provides for certain practical expedients. The new guidance will be effective in 2020 for private companies, with early adoption permitted. LOCAP has not yet determined the potential effects on the financial statements.

3.    Property, Plant, and Equipment

Property, plant, and equipment consist of the following:

	Useful Life	December 31
	(in Years)	2016	2015

Land	N/A	$1,314,332	$1,314,332
Rights-of-way	30–60	2,085,408	2,085,408
Line pipe, fittings, and pipeline construction	30–60	111,828,421	109,991,671
Buildings	30–60	4,576,055	4,509,293
Pumping and station equipment, tanks, and delivery	30–60	59,186,685	57,756,211
Communication systems	15–30	1,014,357	861,048
Office furniture, vehicles, and other assets	Various	2,020,157	1,990,211
Construction in progress		5,706,694	3,590,522
		$187,732,109	$182,098,696
Accumulated depreciation		142,358,482	140,982,410
Net Property, plant, and equipment		$45,373,628	$41,116,286

4.    Debt

LOCAP had commercial paper outstanding of $35,000,000 and $34,500,000 at December 31, 2016 and 2015 less unamortized discounts of approximately $13,650 and $2,817 at December 31, 2016 and 2015, respectively. The maturities of the Commercial Paper Notes do not exceed 90 days as of December 31, 2016 and 2015. The average interest rate on the commercial paper and line of credit was 1.24% in 2016 and 0.96% in 2015. Cash paid during the year for interest on the commercial paper and line of credit was $275,341, $152,976, and $130,708 in 2016, 2015 and 2014, respectively.

LOCAP LLC
Notes to Financial Statements
Years Ended December 31, 2016, 2015 and 2014

Additionally, LOCAP has a line of credit for $60,000,000 with a bank to provide support for its commercial paper program, which expires on October 31, 2021. There were no amounts outstanding on the line of credit at December 31, 2016 and 2015.

As collateral for the commercial paper and line of credit, LOCAP has assigned to two banks certain of its rights to payments under the Throughput and Deficiency (T&D) Agreement. Marathon Petroleum LP and Shell Oil Company (each being referred to individually as an obligor and collectively as the obligors) have assumed and agreed to pay all obligations and liabilities under the T&D Agreement. The T&D Agreement generally provides that the obligors will ship or cause to be shipped through the facilities of LOCAP their respective T&D obligation percentage (or that of their subsidiary) of the amount of crude oil that will provide LOCAP an amount of cash revenue at least sufficient, with other available cash resources, to pay and discharge the commercial paper as it becomes due (as well as other costs of operations of LOCAP as set forth in a separate agreement). The T&D Agreement then provides that, in the event cash available to LOCAP is not adequate to avoid a cash deficiency on the date that any payment is due on the commercial paper or line of credit, each obligor is obligated to advance to LOCAP, in cash, its percentage share of such deficiency as an advance payment for future costs for transportation through the facilities. Such percentages are as follows:

T&D Obligor	Percentage
Marathon Petroleum LP	58.52%
Shell Oil Company	41.48
100.00%

5.    Income Taxes

LOCAP has recognized deferred taxes on the book and tax basis differences of advances for transportation and property, plant, and equipment. No valuation allowance has been provided against deferred tax assets, as management believes it is more likely than not that these assets will be realized through the reversal of taxable temporary differences and income from operations. The difference between the statutory tax rate and the effective tax rate relates to state taxes. Cash paid for income taxes was approximately $12,990,000, $11,371,000, and $9,342,000 in 2016, 2015 and 2014, respectively.

LOCAP has not recorded reserves for uncertain tax positions as it believes all tax positions are highly certain. LOCAP operates in the U.S. and State of Louisiana. Its federal tax returns are open for examination for 2016 and 2015.

Deferred income taxes at December 31, 2016 and 2015 relate to the following:

	2016	2015
Property, plant and equipment	$10,829,796	$9,863,114
Deferred revenue - transportation advances	(1,477,968)	(810,017)
	$9,351,828	$9,053,097

LOCAP LLC
Notes to Financial Statements
Years Ended December 31, 2016, 2015 and 2014

6.    Related Party Transactions

Transportation revenue from owners and owner affiliates was approximately $34,897,000, $34,272,000 and $30,541,000 in 2016, 2015 and 2014, respectively.

Under the Operating Agreement, a portion of the operating costs are to be settled on a fixed fee rather than a direct charge basis. Total payments to LOOP for fees, reimbursable expenses, and purchases made on behalf of LOCAP were approximately $6,600,000, $5,200,000, and $4,537,000 in 2016, 2015 and 2014, respectively. Such amounts are determined on an arm’s length basis and are included in Outside Services in the accompanying statements of income and members’ equity. The LOCAP T&D obligors are also owners of LOOP either by direct ownership or through a subsidiary; however, in different percentages.

7.    Leases

LOCAP has entered into several leases, primarily for land at the St. James Facility. Each has varying terms, renewal options, and escalation provisions. LOCAP incurred lease expenses of approximately $343,000, $297,000, and $214,000 in 2016, 2015 and 2014, respectively. LOCAP’s non-cancelable minimum lease commitments are as follows:

(in thousands)	Operating Leases
2017	$331
2018	330
2019	396
2020	396
2021	396
Thereafter	28,000
Total minimum lease payments	$29,849

8.    Subsequent Events

LOCAP has evaluated all events that occurred prior to February 10, 2017, the date LOCAP’s financial statements were available to be issued, and has determined that there are no subsequent events that require disclosure.